Exhibit 10.3

English Translation

Credit Agreement

Contract No.: Ping Yin Hu Yi Wen Zong Zi 20170512 No. 003

Party A (Credit Grantor):	Tianjin Pilot Free Trade Zone Branch, Ping An Bank Co., Ltd.

Domicile (Address):	101, Gate 1, Tower #1, Ronghe Plaza, No. 168, Xisi Road, China (Tianjin) Pilot Free Trade Zone (Tianjin Airport
Economic Area), Tianjin, China

Legal representative (person in charge):	Wei Huisheng

Tel:	022-59060622

Party B (Applicant):	Tianjin Jinhu Culture Development Co., Ltd

Domicile (Address):	Room 2101, 21/F, Building C3, Taida MSD-C Zone, No.79, Road 1, Economic and Technological Development
District, Tianjin

Legal representative:	James Deng

Tel:	010-62726666

Party B applies to Party A for the general credit line. In accordance with the Contract Law and relevant laws and regulations, both Parties hereby enter into this Contract upon consensus through consultation.

1.	Line of Credit and Credit Types

1.1	General credit line: Party A agrees to grant Party B general credit line of RMB 500,000,000.00 yuan (in words: RMB five hundred million yuan only). Within the credit line, Party B can apply for multi-currency credit facility. Currencies other than Renminbi can be translated into Renminbi at such foreign exchange rate as quoted by Party A on the date when the credit is extended.

1.2	With respect to the term of the general credit line, Option (2) shall apply:

(1)	From to ;

(2)	Three (3) years as from the date when this Contract comes into force.

During the credit period, Party B may use the line of credit on a ☑ revolving or ☐ non-revolving basis, but the aggregate amount of funds available under the credit facility shall not exceed the general credit line. The unused credit line will be automatically cancelled upon maturity of the credit period.

Credit period refers to the time period within which specific credit facility is extended within the line of credit. The starting date of specific credit facility must be within the credit period while its expiration date may exceed such period. The starting date and expiration date of the specific credit facility shall be subject to the specific credit facility contracts.

1.3	Types of credit facility within the line of credit hereunder shall include but are not limited to:

Loans, inter-bank lending, bill acceptance and discount, overdraft, factoring, security, issuance of letters of credit, gold lease, and derivatives etc.

Among them, basic types of derivatives include forwards, futures, swaps, and options. Derivatives also include structured financial instruments that have one or more characteristics of forwards, futures, swaps, and options.

1.4	The types/means, amount, interest rate, fee rate, and term of the credit facility extended under the line of credit shall be subject to the single credit facility contracts, the receipts for loans or other credit facility documents.

1.5	Transfer of credit facility under the line of credit

Party B agrees to transfer the line of credit hereunder to a third person (namely, the entities below may use the credit line hereunder) and bear several and joint guaranty liabilities for the principals, interests, penalty interests, and compound interests of all debts (including contingent debts) incurred by the entities below under this line of credit, expenses on realization of creditor’s rights (including but not limited to litigation fees, attorney’s fees, notarial fees, and execution fees, etc.), and other losses and expenses incurred by Party A owing to the default of the debtor. The term of guaranty shall be from the date when the specific credit facility contract comes into force to two years after the expiry date of the debt performance period (including acceleration of debt) as agreed in such contract.

The transferee and amount of transfer of credit line are as follows:

☐                /                  (the transferee), amount: (converted into)                      (currency) (in words):                /                ;

☐                /                  (the transferee), amount: (converted into)                      (currency) (in words):                /                ;

☐                /                  (the transferee), amount: (converted into)                      (currency) (in words):                /                ;

☐                /                                         .

2.	Use of Credit Line

2.1	The signing of this Contract by Party A and Party B does not constitute Party A’s commitment to grant credit facility to Party B. With respect to specific credit facility under the line of credit, Party B shall apply to Party A in writing separately. Party A has the right to decide at its own discretion whether to grant any single credit facility to Party B. Where Party A agrees to grant any credit facility upon review, Party A and Party B will enter into a specific credit facility contract according to the nature of the credit facility.

2.2	Prerequisites for use of credit line:

(1)	Party B has properly gone through all statutory procedures (if any) for government permissions, approvals, registrations, and delivery in relation to credit facility under this Contract;

(2)	Relevant security contract (if any) has come into force;

(3)	Party B has paid up all expenses (if any) in relation to this Contract;

(4)	Party B has satisfied all conditions for credit facility as agreed in this Contract;

(5)	There has been no adverse change to the operating and financial conditions of Party B and its security provider (if any);

(6)	There has been no change in the willingness of Party B to repay and the willingness of its security provider to secure the debts (if any);

(7)	Party B does not breach this Contract in any form.

2.3	Party A has the right to adjust the line of credit or request Party B to provide additional security according to changes of exchange rate.

2.4	Party A has the right to supervise use of the credit line and purposes of the funds under the credit facility, and Party B shall cooperate.

2.5	Prior to or during the use of the credit line, where the credit line hereunder is not available to Party B owing to any change to the national macro-control policies, requirements that the regulatory department imposes on Party A for control of credit scale or credit direction, or other reasons not attributable to Party A, Party A has the right to suspend or terminate Party B’s use of the credit line hereunder and to rescind this Contract, and Party B shall not have any objection thereto.

3.	Repayment

3.1	Party B shall open an account with Party A and deposit amount payable in such account before the agreed date of repayment.

3.2	Party B shall perform its liabilities on time when each credit facility under the credit line is due. Otherwise, such credit facility shall be deemed overdue or as advances.

3.3	Party B hereby irrevocably authorizes Party A to deduct the principals, interests, and related expenses of the due credit facility under the credit line from any account that Party B opens with all or any business outlet of Ping An Bank.

4.	Representation and Warranties of Party B

4.1	Party B is a company duly incorporated, validly existing and in good standing in its jurisdiction, and has full corporate power and government permit and approval to conduct the business it carries out currently.

4.2	Party B has obtained all authority and approval required for entering into this contract. The execution hereof is true expression of intent of Party B, and will not result in violation of any agreement or covenant with any third party. Party B does not violate any laws, regulations or rules with respect to environment protection, energy saving and emission reduction and reduction of pollution when entering into this contract, and undertakes to strictly comply with such laws, regulations and rules after entering into this contract.

4.3	Except for those already notified to Party A in writing before execution hereof, Party B is not involved in any other litigation, arbitration, execution, appeal, review or other procedures as well as other events or circumstances which could have material adverse effect on the performance of this contract.

4.4	Party B shall provide the financial statements, the information of all bank account numbers and the balance of deposits and loans, as well as other relevant information required by Party A within the time limited specified by Party A. Party B shall warrant that the documents and information provided by it are true, complete and objective and free of any false record, misrepresentation or material omission, and the financial statements are prepared strictly according to the Chinese accounting standards.

5.	Rights and Obligations of Party B

5.1	Party B shall open an account with Party A and give priority to Party in deposit and settlement.

5.2	When Party B is a group client, Party B shall send a written report to Party A within ten (10) days from the date of any related-party transaction in the amount more than 10% of its net assets. The contents of such report shall include the related-party relationship, items and nature of the transaction, amount of the transaction or appropriate proportions, and pricing policies of the parties thereto (including transactions where no amount or only nominal amounts are charged).

Group clients refer to corporate bodies or legal-person public institutions with the following characteristics:

(1)	Such corporate bodies or legal-person public institutions directly or indirectly control other corporate bodies or legal-person public institutions or are directly or indirectly controlled by corporate bodies or legal-person public institutions in terms of stock equity or operation;

(2)	Such corporate bodies or legal-person public institutions are under the common control by a third-party corporate body or legal-person public institution;

(3)	Such corporate bodies or legal-person public institutions are directly or indirectly under the common control of individual investors, key officers, or their closely-related family members (including direct relatives within three generations and collateral relatives within two generations);

(4)	Where there are other related-party relationships and assets and profits may not be transferred at fair price, such corporate bodies or legal-person public institutions shall be subject to credit facility management as group clients.

5.3	Party B shall give thirty days’ written notice to Party A in any of the following circumstances. If Party A deems that such circumstance may have material effect on performance of this contract, Party B may carry out the following only after obtaining written consent of Party A:

(1)	Any material change to the operating regime, shareholding structure, organizational form of property, and principal business, including but not limited to contracting or leasing operation, association, shareholding reform, M&A, acquisition, joint venture, division, establishment of subsidiaries, trusteeship (receivership), sale of enterprise, transfer of property or reduction of capital etc.;

(2)	Sale, gift, lending, transfer, mortgage, pledge or otherwise disposal of any assets accounting for 10% of the net assets;

(3)	Any distribution of dividends exceeding 30% of the after-tax net profits for the current year, or exceeding 20% of all undistributed profits;

(4)	Any new investment made after effectiveness of this contract exceeding 20% of the net assets;

(5)	Modification of any debt provisions with other banks, or early satisfaction of other long-term debts;

(6)	Repayment of any shareholder’s debts of Party B; or

(7)	Application to other banks for credit facility, or provision of security to any third party, or reduction of any debts owed by any third party, the amount of which exceeds 20% of the net assets.

5.4	Party B shall notify Party A in writing within seven working days from the date on which any of the following events occurs or may occur and Party A has the right to decide whether to request Party A for additional security or to directly recover all loans according to the specific situation:

(1)	Worsening of operational or financial situation of Party B or its security provider, major financial losses, loss of assets (including but not limited to loss of assets due to providing security for a third party), or other financial crises;

(2)	Administrative penalties or criminal punishment on Party B for unlawful business operation or Party B’s involvement in major legal dispute;

(3)	Involvement of the legal representatives or key officers of Party B, Party B’s shareholders or actual controllers, or its security provider in important cases, property preservation and other compulsory measures on their major assets, administrative penalties or criminal punishment on Party B, or other events resulting in their failure to perform obligations;

(4)	Party B or its security provider provides security to a third party, which has material adverse impact on the financial condition of Party B or its security provider or their ability to perform the obligations under this Contract;

(5)	Division, combination, merger, acquisition and restructuring, disposal of substantial asset, capital reduction, shutdown, stop of business for rectification, liquidation, reorganization, cancellation, dissolution, bankruptcy, or cancellation of the business license of Party B or its security provider;

(6)	Significant reduction in the value of the collaterals, destruction or loss of the collaterals, disputes arising in relation to the ownership of the collaterals, or sealing-up, attachment, freezing, deduction, lien, or auction of the collaterals;

(7)	Other events or defaults that have major impact on business operation of Party B or the security provider or on security of loans of Party A.

5.5	Where Party B changes its domicile, correspondence address, telephone number, business scope, legal representative or other matters, it shall give Party A written notice within seven working days after such change. If Party B fails to perform the above obligation of notice, and Party A sends relevant notice or document (including but not limited to both parties’ notices or documents during performance of this contract, the arbitration or litigation materials or instruments during arbitration or litigation process, and relevant materials and instruments during execution of cases) to the original domicile or correspondence address, such notice or document shall be deemed duly served.

5.6	Party B shall keep reasonable financial ratios during its use of the credit line.

☐ Financial indexes during use of the credit line shall meet the following standards: /

5.7	Where Party B applies for the one-stop loan service, Party B shall agree to the following:

(1)	Party B shall open a settlement account with Party A. For export rebate account loan, warehouse receipt pledge loan, and accounts receivable loan, Party B must open a repayment account with Party A and authorize Party A to directly deduct from the account the corresponding amounts for repayment of the credit facility hereunder.

(2)	After the loan is drawn down, Party B shall apply to Party A for and use corporate internet banking product.

(3)	Party B undertakes to give priority to Party A in application for mortgage finance and pledge finance.

6.	Rights and Obligations of Party A

6.1	For credit line more than one year, Party A has the right to assess the operational and financial conditions of Party B and the security provider (if any) and the progress of specific projects according to the credit conditions as agreed in the contract at the time when the credit line becomes effective, from the second year after the credit line becomes effective, and Party A will adjust the credit amount, term, and interest rate based on the assessment results.

Where there is any mortgage or pledge collateral, Party A has the right to evaluation of such collateral every year by appraisal agencies approved by Party A. If the value of the collateral deteriorates obviously and is insufficient to be used for debt security under the principal contract, Party A has the right to require Party B to repay a part of the loan or to provide other security acceptable to Party A.

6.2	Party A has the right to require Party B to provide data in relation to the credit line, and access the domicile of Party B to investigate, review, or check the use of credit and the assets, financial condition and operation of Party B. Party B shall cooperate. Party A also has the right to supervise Party B’s use of loans for such purposes as agreed in this Contract.

6.3	Party A shall keep confidential all information provided by Party B, except for those provided otherwise by laws and regulations or regulators, those otherwise agreed by both Parties, and those that do not constitute confidential information.

7.	Breach of Contract

7.1	Any of the following will constitute a breach of this Contract hereunder:

(1)	Arrears in payment of interest, overdue payment, advance money, or use of the funds for purposes other than those agreed by both Parties occurs to the credit under this Contract;

(2)	Party B violates any of its representations, warranties, or covenants;

(3)	Party B breaches any of its due obligations under this Contract;

(4)	Party B conceals important information;

(5)	Party B or its security provider avoids its debt by means of related-party transaction or other means;

(6)	Party B or its security provider is omitted in management and exercise of its matured claims or transfers its assets or avoid its debts by disposal of its main property for free, at an unreasonably low price, or in other improper means;

(7)	Party B utilizes false contracts and arrangements with any third party, including but not limited to debt factoring or pledge with notes receivable without true trade background, to fraudulently obtain funds or credit facility from Party A or other banks;

(8)	Party B or its security provider breaches other contracts concluded with Party A or other banks (including but not limited to credit agreements, loan agreements, and security agreements) or issues securities with characteristics of debt;

(9)	The security provider of Party B breaches the security contracts (including but not limited to guarantee contracts, mortgage contract, and pledge contracts), events of default under the security contracts occur, or the security contracts are ineffective, invalid, or rescinded; the collateral is notably depreciated or lost, a dispute arises with regard to the ownership of the collateral, or the collateral is sealed up, attached, frozen, deducted, subject to lien, or auctioned;

(10)	Where any matter as described in Clauses 5.3 and 5.4 that shall be notified of occurs, Party A believes such matter will affect the safety of its creditor’s right.

(11)	The business term of Party B or its security provider expires within the credit period hereunder and Party B or its security provider fails to renew its business license.

7.2	Where any event of default occurs, Party A has the right to:

(1)	Adjust, cancel, or terminate the general credit line under this Contract, or adjust the credit period and/or amount;

(2)	Declare that all or part of the credit facility hereunder is immediately due and require Party B to immediately repay the principals, interests, and expenses of such credit facility. Penalty interest will be charged on the principals of all extended credit facility at the penalty interest rate from the date when the event of default occurs until Party B pays off all principals of the credit facility;

Expenses include but are not limited to attorney’s fees, litigation fees, arbitration fees, traveling expenses, announcement fees, delivery fees, execution expenses, transfer fees, and other expenses that Party A pays for realization of its creditor’s right.

(3)	Require Party B to provide security deposit in full amount for payment of acceptance bills, bonds, letters of credit, or other types of credit facility that have not become mature;

(4)	Require Party B to provide Party A with new security acceptable to Party A;

(5)	directly deduct amount from the account of Party B or its security provider to repay all debts of Party B under this Contract and specific credit facility contracts (including the debts for which Party A requires prepayment) without consent of Party B in advance;

(6)	enforce any security interest, and to require the guarantor to perform its guarantee obligations or to realize its creditor’s right through disposal of the mortgage collateral and/or pledge collateral.

(7)	claim the right of subrogation against any debtor of Party B according to laws or requests the court to revoke Party B’s waiver of its matured claims or its acts of transfer of property for free or at unreasonably low prices. Party B shall provide all necessary cooperation and assistance upon the request of Party A. Any expense incurred therefrom by Party A shall be borne by Party B.

(8)	take other remedial measures provided by laws and regulations and agreed in this Contract.

8.	Other Provisions

(1) Loan fund shall be used in strict accordance with the agreements and shall not be used for other purposes; (2) where Party B opens a settlement account with Party A, Party B shall deposit operating revenues in this account and timely provide the bank statements of this account; (3) if Party B, Sohu.com (Game) Limited, the security provider for the loan hereunder, or the subsidiary controlled by the either of them is in default of any loan borrowed from Party A or other financial institution, Party A has the right to declare immediate maturity of such loan and require payment of principal and interests; (4) where there is any change to the actual controller, business operation mode of Party B or other major changes to Party B’s business operation that may affect repayment of loan to Party A during the term of a loan, Party B shall notify Party A thereof in writing in advance and Party A reserves the right to mandatory prepayment for such matters; (5) if Sohu.com Inc violates the agreement in Article 2.1 (iii) of the Commitment Letter executed with Party A on May 19, 2017 (which states that iii. Sohu.com Inc shall ensure that the balance of net cash in the scope of the consolidated statement of Sohu.com Inc shall not be less than USD 200 million at any time. Among them, the balance of net cash = the ending balance of cash and cash equivalents + restricted cash pertaining to Interest-bearing liabilities provided by third parties + the ending balance of the financial products and short-term investment included in other accounting items - the ending balance of the interest-bearing debts provided by any third party –the total amount of any security provided to any third parties. ), or Sohu.com Inc fails to cooperate in accordance with Article 2.1 (i) and Article 2.2 (ii) of the Commitment Letter executed with Party A on May 19, 2017 (which states that i. if the Borrowers under any Loan Agreement have difficulty to repay the Loan, upon written request of Party A, subject to the laws of the relevant jurisdiction and China laws and regulations, Party B shall, to the extent of the equity it holds directly or indirectly, use its best efforts to cause Changyou.com Limited (NASDAQ: CYOU, “Changyou”), subject to applicable law and fiduciary principles, to pay a cash dividend to Changyou’s shareholders. Party B Shall ensure the dividends it obtains may be circulated freely in the Sohu Group so that the Borrowers are able to timely repay the principal and interest of the due Loan under the Loan Agreement to Party A; ii. if Party B fails to procure the Borrowers to repay the principal and interest of the due Loan under the Loan Agreement through the above channel of distribution of dividends, and it is unable to do so by other means, upon written request of Party A, subject to the laws of the relevant jurisdiction and China laws and regulations, Party B shall use its best effort to procure and cooperate with the disposal of shares of Changyou held directly or indirectly by it. Party B shall ensure the proceeds it obtains through disposal of the stocks may be circulated freely in the Sohu Group so that the Borrowers are able to timely repay the principal and interest of the due Loan under the Loan Agreement to Party A.), Party A has the right to announce acceleration of the loans under this Contract and require repayment of the principals and interests; (6) if Sohu.com (Game) Limited violates Article 4.7 of Guaranty Agreement (Ping Yin Hu Yi Wen E Bao Zi 20170512 No. 001) executed with Party A on May 19, 2017 (which states that the balance of net cash of Party B and its subsidiaries at any time shall not be less than the minimum deposit amount for the principal and interest of the loans actually provided by Party A. Among others, the balance of net cash = the ending balance of cash and cash equivalent + restricted cash pertaining to interest-bearing liabilities provided by third parties + the ending balance of the financial products and short-term investment included in other accounting items – the ending balance of the interest-bearing debts provided by any party other than Sohu.com Inc. (NASDAQ:SOHU, the “SOHU”) and its subsidiaries and invested enterprises – the total amount of any security provided to any third parties; the minimum deposit amount for the principal and interest of the loans actually provided by Party A = the principal and interest of the loans actually provided by Party A/90%/the shareholding percentage held by Party B directly or indirectly in Changyou.com Limited (NASDAQ:CYOU, the “CYOU”)), Party A has the right to announce acceleration of the loans under this Contract and require repayment of the principals and interests; (7) Party A has the right to dynamically monitor the account that Party B opens with Party A. In case of any abnormality in the credit facility, Party A has the right to take measures including but not limited to freezing the account, suspension of payment, and suspension of internet banking service and other value-added services; (8) the loan rate shall be the benchmark lending rate of same grade published by the People’s Bank of China plus 15%.

9.	Miscellaneous Provisions

9.1	☐ Both parties agree to notarize this contract with the effect of execution.

After the notarization with the effect of execution, if Party B fails to perform any obligation hereunder in whole or in part, Party A is entitled to apply for an execution certificate from the original notary office, and then apply to the competent people’s court (i.e., the people’s court at the place of the executed party’s domicile or the executed party’s property) for execution by the original notarial certificate and the execution certificate.

☑ This contract will not be notarized with the effect of execution.

9.2	Applications for single credit facility, credit agreements, certificates of indebtedness, credit facility certificates, other documents and information affirmed by both Parties, and letters of commitment and statements that Party B unilaterally issues to Party A, which are arising in relation to this Contract, shall constitute an integral part of this Contract and shall have equal legal force.

9.3	Party B agrees and authorizes Party A to consult Party B’s enterprise information and credit information with the basic database of financial credit information and other credit information service agency established according to law at the application stage and during the existing period of Party B’s credit facility, for Party B’s application and subsequent management of credit facility. Party B agrees and authorizes Party A to report Party B’s enterprise information and credit information, including but not limited to the credit facility information and the information having adverse effect on the information owner, to the basic database of financial credit information and other credit information service agency established according to law pursuant to Regulations on the Administration of Credit Investigation Industry.

9.4	The check box will be selected by “✓”.

9.5	Both parties shall resolve the dispute arising from performance of this contract through negotiation. If negotiation fails, the provisions of subsection (2) below shall apply:

(1)	To apply for arbitration to / , and arbitrate the dispute according to the arbitration rules of the commission applied at the time of applying for the arbitration. The arbitration award is final and has binding force upon both parties.

(2)	To file a lawsuit to the people’s court at the place of Party A.

(3)	To file a lawsuit to the people’s court of / .

9.6	This contract shall be governed by the laws of the People’s Republic of China.

9.7	This contract shall become effective when the parties sign (the authorized persons shall sign or seal, and affix the common seals). If Party B fails to use the credit line within three months after this contract becomes effective, Party A is entitled to terminate this contract unilaterally.

9.8	This contract is made in four counterparts. Party A will hold two counterparts, and Party B and the registration authority will each hold one.

Party B hereby declares that it fully understands the provisions of this Contract (especially those in boldface), provisions of the security contract in relation to this Contract, and other related documents, and have sought independent legal advice for this purpose (when necessary).

Party A (seal): Tianjin Pilot Free Trade Zone Branch, Ping An Bank Co., Ltd.

Legal representative (principal) or entrusted agent (signature): /s/ Wang Lu

Date: May 19, 2017

Party B (seal): Tianjin Jinhu Culture Development Co., Ltd

Legal representative or entrusted agent (signature): /s/ James Deng

Date: May 19, 2017